Exhibit 5.1

January 23, 2020

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-230098) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the offering by the Company of an aggregate of 3,000,000 depositary shares (the “Depositary Shares”), each Depositary Share representing a one-tenth interest in a share of the Company’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series HH, $1 par value per share and liquidation preference $10,000 per share (the “Preferred Stock”), and representing an aggregate of 300,000 shares (the “Shares”) of the Preferred Stock, pursuant to the Underwriting Agreement, dated January 15, 2020 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and the other several underwriters named therein. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by Computershare Inc., as depositary (the “Depositary”), under a Deposit Agreement, dated as of January 23, 2020 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.

JPMorgan Chase & Co.	-2-	January 23, 2020

We have examined the Registration Statement; the Certificate of Designations of the Company establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware; the Deposit Agreement; and the Underwriting Agreement. We also have examined a duplicate of a certificate representing the Shares and a duplicate of a global certificate representing the Depositary Receipt. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    The Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.    Assuming the Deposit Agreement is the valid and legally binding obligation of the Depositary and the due execution by the Depositary and the registrar of the Depositary Receipt in accordance with the terms of the Deposit Agreement and upon the deposit of the Shares with the Depositary pursuant to the Deposit Agreement, the Depositary Shares will represent legal and valid interests in the Shares and the Depositary Receipt will constitute valid evidence of such interests in the Shares and will be entitled to the benefits of the Deposit Agreement.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

JPMorgan Chase & Co.	-3-	January 23, 2020

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated January 23, 2020 and to the use of our name under the caption “Legal Opinions” in the prospectus related to the Depositary Shares included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP